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GOUVERNEMENT DU QUÉBEC

BUDGETARY REVENUE

2003-2004 FORECAST

(in millions of dollars)

Own-source revenue
Income and property taxes
Personal income tax	17 186
Contributions to the Health Services Fund	4 706
Corporate taxes[1]	3 887

25 779

Consumption taxes
Sales	9 064
Fuel	1 616
Tobacco	934

11 614

Duties and permits
Motor vehicles	689
Alcoholic beverages	158
Natural resources[2]	128
Other	183

1 158

Miscellaneous
Sales of goods and services	471
Interest	402
Fines, forfeitures and recoveries	384

1 257

Revenue from government enterprises
Société des alcools du Québec	550
Loto-Québec	1 389
Hydro-Québec	1 530
Other	641

4 110

Consolidated organizations	2 166

Total own-source revenue	46 084

Federal transfers
Programs
Equalization	5 200
Canada Health and Social Transfer	4 273
EPF and other transfers related to fiscal arrangements	15
Other programs	683
Consolidated organizations	395

Total federal transfers	10 566

Total budgetary revenue	56 650

Includes tax on corporate profits, tax on capital and tax on premiums in lieu of the tax on capital for insurance companies, as well as the tax on telecommunications, gas and electricity.

Includes forest, mining and hydraulic resources.

GOUVERNEMENT DU QUÉBEC

BUDGETARY EXPENDITURE

2003-2004 FORECAST

(in millions of dollars)

Operating expenditure
Program spending	-46 593
Consolidated organizations	-1 567

Total operating expenditure	-48 160

Debt service
Consolidated Revenue Fund	-6 968
Consolidated organizations	-713

Total debt service	-7 681

Total budgetary expenditure	-55 841

GOUVERNEMENT DU QUÉBEC

NON-BUDGETARY TRANSACTIONS

2003-2004 FORECAST

(in millions of dollars)

Investments, loans and advances
Consolidated Revenue Fund	-2 066
Consolidated organizations	-385

Total investments, loans and advances	-2 451

Capital expenditures
Consolidated Revenue Fund
Net investments	-336
Depreciation	221

-115
Consolidated organizations	-1 367

Total capital expenditures	-1 482

Retirement plans
Contributions	5 243
Benefits and other payments	-3 132

Total retirement plans	2 111

Other accounts
Consolidated Revenue Fund	851
Consolidated organizations	-103

Total of other accounts	748

Total non-budgetary transactions	-1 074

Note:
A negative entry indicates a financial requirement and a positive entry, a source of financing.

GOUVERNEMENT DU QUÉBEC

FINANCING TRANSACTIONS

2003-2004 FORECAST

(in millions of dollars)

Change in cash position
Consolidated Revenue Fund	4 053
Consolidated organizations	60

Total change in cash position	4 113

Change in direct debt
Consolidated Revenue Fund
New borrowings	1 682
Repayment of borrowings	-3 850

-2 168
Consolidated organizations
New borrowings	2 810
Repayment of borrowings	-1 296

1 514

Total change in direct debt	-654

Retirement plans sinking fund	-2 385

Total financing of transactions	1 074

Note:
 A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

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GOUVERNEMENT DU QUÉBEC BUDGETARY REVENUE 2003-2004 FORECAST (in millions of dollars)
GOUVERNEMENT DU QUÉBEC BUDGETARY EXPENDITURE 2003-2004 FORECAST (in millions of dollars)
GOUVERNEMENT DU QUÉBEC NON-BUDGETARY TRANSACTIONS 2003-2004 FORECAST (in millions of dollars)
GOUVERNEMENT DU QUÉBEC FINANCING TRANSACTIONS 2003-2004 FORECAST (in millions of dollars)